Exhibit 10.3

English Summary of the Office Lease Agreement dated as of May 30, 2004 by and between Azorei Mallal Industries Ltd. (the “Landlord”) and Cyber-Ark Software Ltd. (the “Company”) (the “Original Lease”), as amended by those certain Addendum dated May 3, 2007, Addendum to Lease Agreement dated March 29, 2009, Addendum to Lease Agreement dated September 16, 2009, Addendum to Lease Agreement dated January 11, 2010, Addendum to Lease Agreement dated March 16, 2010, Addendum to Lease Agreement dated August 5, 2012, Addendum to Lease Agreement dated December 7, 2010, Addendum to Lease Agreement dated March 7, 2011, Addendum to Lease Agreement dated May 25, 2011, Addendum to Agreement dated January 9, 2012, Addendum to Agreement dated February 16, 2012, Addendum to Lease Agreement dated September 10, 2012, Addendum to Lease Agreement dated October 11, 2012, Addendum to Lease Agreement dated January 29, 2013 and the Addendum to Lease Agreement dated December 12, 2013 (collectively, the “Lease Agreement”).

•	Subject Matter of the Lease Agreement: Unprotected Lease of Office Space and Parking Spaces for the purpose of conducting business in the Hi-Tech field. Premises are located in Petach-Tikva, Israel.

•	Term of Original Lease:

•	The term of the Original Lease was thirty-six (36) months commencing on July 1, 2004, with the Company’s right for early termination (which was not exercised by the Company). Under the Original Lease, the Company was given two options to extend the term of the lease, each by a twelve (12)-month period (subject to certain prior notices to the Landlord).

•	The term of the lease was extended several times over the years. Currently, the lease is set to expire on December 31, 2016 (with no right for early termination by the Company), with automatic extensions until December 31, 2017 and then until December 31, 2018, unless the Company gives prior notice to the Landlord of its desire to terminate the lease, by no later than June 30, 2016 and June 30, 2017, respectively. In the event that an extension option is not exercised, the Company is obligated to reimburse the Landlord’s portion of renovation and adjustment costs in an amount of NIS 5,000 plus VAT for any extended period not utilized by the Company.

•	The term of the lease of all parking spaces leased by the Company from time to time is linked to the lease term of the main premises.

•	Premises Covered by the Lease Agreement:

•	Property – Under the Original Lease, the Company leased 843 square meters (gross) (approximately 9,074 square feet). Since then the Company has leased additional premises as follows: 550 square meters (gross) (approximately 5,920 square feet) under the May 3, 2007 Addendum, 630 square meters (gross) (approximately 6,781 square feet) under the February 16, 2012 Addendum, 867 square meters (gross) (approximately 9,332 square feet) under the January 29, 2013 Addendum, and 670 square meters (gross) (approximately, 7,212 square feet) under the December 12, 2013 Addendum. In total, the Company currently leases 3,560 square meters (gross) (approximately 38,319 square feet). The lease of the premises under the December 12, 2013 Addendum shall commence on or around July 2014 (with the specific date to be notified by the Landlord by May 1, 2014).

•	Parking – The Company originally leased ten (10) parking spaces, and currently leases one hundred-sixteen (116) parking spaces.

•	Rental Fees:

•	Property – Under the Original Lease, during the original lease term the Company was to pay monthly rental fees of US $10 per square meter (gross). Such rental fees were to increase to US $10.75 for the two option periods under the Original Lease. All rental fees under the Original Lease were based on a fixed 4.587 NIS/Dollar exchange rate, exclusive of VAT and index-linked to the Consumer Price Index published by the Central Bureau of Statistics (the “Index”); provided that the rental fees shall not be less than the nominal values listed above.

Currently, the monthly rental fee for all premises leased by the Company is NIS 67.87 per square meter (gross), plus VAT and linked to the Consumer Price Index published by the Central Bureau of Statistics and known on December 6, 2012 (and shall not be reduced below such amount); provided that the rental fees per square meter shall not be less than the nominal values listed above. In the event that the lease is extended until December 31, 2018, the monthly rental fee shall be increased by 5% compared to the monthly rental fee actually paid by the Company for the December 2017 lease.

•	Parking – The monthly rental fee for the parking spaces currently leased by the Company ranges from NIS 360 to NIS 434 per parking space, in each case plus VAT and Index-linked.

•	Management Fees – The management fees currently being paid by the Company with respect of an aggregate of 2,023 square meters (gross) (approximately, 21,775 square feet) equal to NIS 15.5 per square meter (gross) and with respect of the remaining 1,537 square meters (gross) (approximately, 16,544 square feet) paid on a cost plus 15% basis (approximately NIS 20 per square meter), in each case plus VAT and Index-linked.

•	Guarantees –

•	An autonomous un-conditioned bank guarantee, for three (3) months’ rental fee plus VAT, to be extended from time to time by the Company to remain in effect for the duration of the term of lease and for thirty (30) days thereafter.

•	Dispute Resolution –

•	The Lease Agreement shall be governed by an agreed-upon arbitrator, the identity of which shall be determined between the parties (and with respect to legal disputes – by the parties’ legal counsels). In the lack of such agreement, the identity of the arbitrator shall be decided by the Chairman of the Israeli Bar Association or the Chairman of the Engineers and Architects’ Association, as applicable.

•	Other Terms under the Lease Agreement:

•	The Company has a right to sub-lease the premises (or any portion thereof), subject to the Landlord’s prior written consent (not to be unreasonably withheld). The Company may also transfer its rights to the premises to an affiliate, subject to the Landlord’s prior written consent (not to be unreasonably withheld).

•	Similar to other lease agreements, the Company agreed to assume responsibility for all fees, municipal or local taxes, utility payments, etc.; provided that the Landlord shall bear any and all taxes and fees, which by their nature are levied on property owners.

•	Similar to other lease agreements, each party has agreed to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part, and with respect of the Company – relating to its use of the property being leased.

•	The Lease Agreement further includes terms concerning the following non-material matters, which have been omitted from this summary:

•	Renovations

•	Late rental fees

•	Utilities

•	No right of set-off

•	Termination of the lease, vacation of premises and fixtures

•	Early termination rights with respect to parking spaces

•	After-business hours banking

•	Taxes and other fees with respect to parking spaces

•	Payment method